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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            ARV Assisted Living, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

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FOR IMMEDIATE RELEASE

CONTACT:  Mitch Gellman
          Director of Investor Relations
          714/435/4322
          E-Mail: investor.relations@arvi.com


ARV ASSISTED LIVING ANNOUNCES THAT LARRY MURPHY WILL NOT BE JOINING THE COMPANY



COSTA MESA, California -- December 16, 1997 -- ARV Assisted Living, Inc. (AMEX:SRS) announced today that its new President and Chief Operating Officer, Lawrence Murphy, will not be joining the company, citing family and health reasons. "We are disappointed that Larry will not be joining us," said Howard G. Phanstiel, Chairman and Chief Executive Officer of ARV. "Larry is an outstanding executive with an excellent reputation in the assisted living industry. We had very much looked forward to working with him. We certainly understand his decision and wish him the very best."

"I regret that circumstances prevent me from pursuing my opportunity with ARV. I have only the highest regard for its management and its potential in the assisted living business," said Murphy.

ARV further noted that Murphy would remain with Marriott and that Mr. Murphy and ARV had agreed to terminate his employment. John A. Booty, co-founder and current member of the Company's board of directors, will continue as interim President.

ARV Assisted Living Inc., formerly American Retirement Villas Corporation, was founded in 1980. ARV is one of the nation's leading providers of assisted living. The company operates 49 communities containing about 6,300 units in 11 states. It has six communities under construction in California, Florida, Massachusetts and Nevada.

Photographs of Howard G. Phanstiel and John A. Booty are Available

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CERTAIN ADDITIONAL INFORMATION: ARV Assisted Living, Inc. (the "Company") will be soliciting proxies against the director nominees of Emeritus Corporation and other shareholder proposals by Emeritus Corporation. The following individuals may be deemed to be participants in the solicitation of proxies by the Company and as of December 10, 1997 beneficially own the number of shares of common stock as indicated: Howard G. Phanstiel, Chairman of the Board and Chief Executive Officer, 0 shares; John A. Booty, interim President, 699,246 shares; David P. Collins, Executive Vice President, 558,939 shares; Graham P. Espley-Jones, Executive Vice President and Chief Financial Officer, 274,964 shares; Sheila M. Muldoon, Vice President and General Counsel, 3,500 shares; Eric K. Davidson, Senior Vice President, 14,538 shares; Robert P. Freeman, Director, 6,183,238 shares; Murry N. Gunty, Director, 6,183,238 shares; Kenneth
M. Jacobs, Director, 6,183,238 shares; R. Bruce Andrews, Director, 5,000 shares; Maurice J. DeWald, Director, 6,000 shares; and John J. Rydzewski, Director, 10,000 shares. The Company has retained Salomon Smith Barney ("SSB") to act as financial advisor in connection with the proxy solicitation. SSB will not receive any fee for, or in connection with, such financial advisory and solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The Company has agreed to indemnify SSB against certain liabilities and expenses. SSB is an investment banking firm that provides a full range of financial services for institutional and individual clients. SSB does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, SSB regularly buys and sells the Company's Common Stock for its own account and for the accounts of its customers, which transactions may result from time to time in SSB and its associates having a net "long" or net "short" position in the Company's Common Stock or option contracts with other derivatives in or relating to the Company's securities. According to a Schedule 13D filed by SSB on December 6, 1997, as of October 29, 1997, SSB may be deemed to beneficially own 664,778 shares of the Company's Common Stock. SSB will assist in the solicitation of proxies, which will be carried out by a team of individuals consisting of directors, officers and employees of SSB numbering approximately 10 persons.